AMENDMENT NO. 1
                                                       TO
                                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                                 CLASS C SHARES
                                     METLIFE INVESTORS DISTRIBUTION COMPANY

     AMENDMENT NO. 1 to Distribution Agreement ("Amendment No. 1"), dated as of May 1, 2002, by and between Met Investors Series Trust (the "Trust") and MetLife Investors Distribution Company ("MID").

     The Trust and MID agree to modify and amend the Amended and Restated Distribution Agreement relating to Class C Shares dated as of October 1, 2001 (the "Original Agreement" or "Agreement") as herein provided. All terms used in this Amendment No. 1, unless defined herein to the contrary, shall have the meaning given such terms in the Agreement.

1. New Portfolio. The Trust hereby authorizes MID to participate in the distribution of Class C Shares of the following new portfolio ("New Portfolio") on the terms and conditions contained in the Agreement:

                  Third Avenue Small Cap Value Portfolio

2. Effective Date. The effective date of this Amendment No. 1 shall be May 1, 2002 with respect to the New Portfolio.

3. Duration of Agreement. This Agreement shall continue in effect until April 30, 2003 with respect to the New Portfolio and thereafter will continue on a year to year basis with respect to the Portfolio only so long as the continuance is specifically approved at least annually either by (a) the Board of trustees of the Trust or (b) persons having voting rights in respect of the Trust, by the vote stated in Section 11 of the Agreement, voted in accordance with the provisions contained in the Participation Agreement (as defined in the Agreement); provided, however, that in either event such continuance shall also be approved by a vote of a majority of the Trustees of the Trust who are not interested persons of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval.

4. Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which MID is authorized to distribute Class C Shares, is hereby replaced in its entirety by Schedule A attached hereto.

     Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

    MET INVESTORS SERIES TRUST            METLIFE INVESTORS DISTRIBUTION COMPANY



    By:                                   By:
         Elizabeth M. Forget                  Name:
         President                            Title:


                                   SCHEDULE A
                                       TO
                                 AMENDMENT NO. 1
                             DISTRIBUTION AGREEMENT
                                 CLASS C SHARES

Portfolios In Original Agreement:

J.P. Morgan Quality Bond
J.P. Morgan Small Cap Stock
J.P. Morgan Enhanced Index
J.P. Morgan Select Equity
J.P. Morgan International Equity
Lord Abbett Bond Debenture
Lord Abbett Mid-Cap Value
Lord Abbett Developing Growth
Lord Abbett Growth and Income
Lord Abbett Growth Opportunities
PIMCO Total Return
PIMCO Money Market
PIMCO Innovation
MFS Mid Cap Growth
MFS Research International
Met/Putnam Research
Janus Aggressive Growth
Oppenheimer Capital Appreciation
Met/AIM Small Cap Growth
Met/AIM Mid Cap Equity
State Street Research Concentrated International



Portfolio Added by Amendment No. 1:

Third Avenue Small Cap Value Portfolio